                                                                    EXHIBIT 12.1

FINAL                                                               CONFIDENTIAL


                        VALUE ADDED RESELLER AGREEMENT
                                BY AND BETWEEN

                APPLIED VOICE RECOGNITION, INC. (AVRI) ("VAR")
                                      AND
                LERNOUT & HAUSPIE SPEECH PRODUCTS N.V. ("L&H")



Effective Date: September 30, 1998    Initial Term: Through December 31, 1999
               -------------------                 --------------------------

VAR CORPORATE NAME: Applied Voice Recognition, Inc. (VAR)
                   ----------------------------------------------------------
Incorporated under the Laws of:
                               ----------------------------------------------
Address:            4615 Post Oak Place, Suite III
                    ---------------------------------------------------------
                    Houston, Texas  77027
                    ---------------------------------------------------------
Phone:                                          Fax:
                    -----------------------          ------------------------

VAR NOTICES ADDRESS:
                    ---------------------------------------------------------

                    ---------------------------------------------------------

                    ---------------------------------------------------------

                    ---------------------------------------------------------
Attention:
                    ---------------------------------------------------------
Phone:                                          Fax:
                    -----------------------          ------------------------


L&H CORPORATE NAME: Lernout & Hauspie Speech Products N.V.
                   ----------------------------------------------------------
Incorporated under the Laws of:  Belgium
                               ----------------------------------------------
Address:            Sint-Krisbllnetrast 7
                    ---------------------------------------------------------
                    8900 loper, BELGIUM
                    ---------------------------------------------------------
Phone:              33/67.22.8888               Fax: 32/67.20.8489
                    -----------------------          ------------------------

L&H NOTICES ADDRESS:Same as above Attn: Legal Department, AND COPY TO:
                    ---------------------------------------------------------
                    Lernout & Hauspie Speech Products USA, Inc.
                    ---------------------------------------------------------
                    52 Third Avenue, Burlington, MA 01803
                    ---------------------------------------------------------
Attention:          Contract Manager
                    ---------------------------------------------------------
Phone:              781/203-5000                Fax: 781/238-0985
                    -----------------------          ------------------------


THIS AGREEMENT IS GOVERNED BY THE ATTACHED TERMS AND CONDITIONS. VAR AND L&H ACKNOWLEDGE THAT THEY HAVE READ AND AGREE TO BE BOUND BY THE ATTACHED TERMS AND CONDITIONS. IN WITNESS WHEREOF, THIS AGREEMENT HAS BEEN DULY EXECUTED BY THE PARTIES HERETO, AS OF THE EFFECTIVE DATE.

VAR:                                         L&H:

By: /s/ Timothy J. Connolly                  By: /s/ Patrick D. Schnider
   -------------------------------              ----------------------------
Name:   Timothy J. Connolly                  Name:   Patrick D. Schnider
Title:  Chairman & CEO                       Title:  Senior Vice President

FINAL                                                               CONFIDENTIAL


RECITALS:
--------

WHEREAS, L&H is engaged in developing and licensing dictation software programs for use in the medical field;

WHEREAS, AVRI is a software development and solutions provider. AVRI builds, packages and sells applications and solutions that utilize voice tools which include, but may not be limited to, speech recognition, voice authentication, voice verification, speech-to-text, language modeling, vocabulary creation, dictionary creation and audio compression.

WHEREAS, AVRI desires to obtain certain rights, as hereinafter described, in said software programs and its related documentation and;

WHEREAS L&H is willing to grant to AVRI said rights with respect to said software programs;

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the parties hereby agree as follows:


ARTICLE I: DEFINITIONS
----------------------

The following terms shall have the meanings ascribed to them herein whenever they are used in this Agreement, unless otherwise clearly indicated by the context.

1.1 "Software" shall mean the Software delivered to VAR hereunder, as described in Addendum A, to be adapted to work with the VAR Product; Documentation for the Software, which is customarily provided by L&H as a part of the Software; and all Corrections of the Software. This shall include enhancements and upgrades of the Software, provided that VAR is current on all maintenance payments that become due hereunder.

1.2 "Documentation" shall mean those visually-readable materials, in English, developed by or for L&H for use in connection with the Software. Documentation includes operating instructions, input information and format specifications.

1.3   "Corrections" shall mean changes made in the Software and/or
       Documentation.

1.4 "End User" shall mean the customers of VAR or of Third Parties, who will only be granted the right to use the Software in standalone form or in connection with the VAR Product.

1.5 "VAR Product" shall mean the application(s) made or services provided by VAR, as identified in Addendum A.

1.6 "Third Party" shall include original equipment manufacturers, distributors, system houses, value added resellers and other such entities engaged in doing business with VAR, and who acquire the VAR Product incorporating the Software, for distribution purposes only.

1.7 "Services" shall mean the speech-to-text transcription services which are more fully described in Addendum A.

1.8 "Services Software" shall mean the software delivered to VAR hereunder, as specified in Addendum A, which shall be used with the Services.

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

FINAL                                                               CONFIDENTIAL


ARTICLE II:  BACKGROUND REQUIREMENTS OF A VAR LICENSE
-----------------------------------------------------

2.1 This license is intended to allow a Value Added Reseller (VAR) to make and distribute copies of the Software and Services Software for restricted use by the VAR's and Third Parties' End Users, and to resell the Services to End Users.

2.2 The Software may only be distributed and used in conjunction with substantial value added products or services provided by the VAR.

2.3 The VAR is required to submit a prototype copy of its complete proposed VAR Product, including the desired implementation of Software and the proposed VAR end user license to L&H for review and approval prior to any distribution of copies of the Software, incorporated in the VAR Product. L&H shall complete such review within ten (10) days after receipt of the VAR Product and shall at that time either provide written notice of acceptance of the VAR Product, or provide reasonable requests to VAR for changes that should be incorporated in order for L&H to accept the VAR Product. Once VAR has made such changes in an acceptable manner, L&H shall then accept the VAR Product. L&H shall not unreasonably withhold its approval of the revised VAR Product.

2.4 At the moment the VAR Product has been approved by L&H and the required royalties are paid, VAR may distribute the Software as component parts of its VAR Product for use in accordance with the approved VAR end user license.

2.5 VAR shall provide the Services with the Services Software to End Users, in accordance with L&H's standard terms and conditions, a copy of which is attached hereto as Addendum D.


ARTICLE III:  GRANT OF LICENSE
------------------------------

3.1 In consideration for the payments made under this Agreement, L&H hereby grants to VAR and VAR accepts from L&H, a world-wide non-exclusive, non-transferable license, subject to all applicable terms and conditions hereof, to:

      a) use the Software solely in connection with VAR's development, distribution and provision of technical support for the VAR Product incorporating the Software;

      b) make copies of the Software with the sole purpose to incorporate into the VAR Product;

      c) distribute to End Users, directly or indirectly through Third Parties, copies of the Software incorporated into the VAR Product;

      d) distribute copies of the Software to End Users in shrink-wrap, standalone form, according to the terms and conditions of L&H's current Authorized Reseller program;

      e) incorporate all or part of the Documentation into the VAR Product documentation, provided VAR properly incorporates and references L&H's trademarks and copyrights in the documentation.

      f) make copies of the Services Software for distribution to End Users for use with the Services;

3.2 All distributions by Third Parties in accordance with Article 3.1c shall be pursuant to written agreements that incorporate applicable terms and conditions hereof.

3.3 In consideration for the non-refundable pre-payment to which VAR has committed hereunder, L&H hereby grants to VAR the exclusive right to use the Services in conjunction with language models developed through the performance of the Services, using data received from VAR, into the non-hospital solutions market within North America. This exclusivity shall expressly exclude Services for hospitals (e.g., and specifically for radiology, pathology and emergency medicine). Within thirty (30) days after the

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

FINAL                                                              CONFIDENTIAL


      Effective Date of this Agreement, VAR shall submit a list of proposed exclusive language model specialties of approval or rejection by L&H. Exclusivity granted for a specific language model shall be valid for a period of six (6) months after the first installation of that language model specialty developed using VAR's data, for use with the Services. If VAR is in breach of any term of this Agreement, this exclusivity shall automatically revert to a non-exclusivity.


ARTICLE IV:  ROYALTIES/PAYMENTS
-------------------------------

4.1 In consideration for the rights granted hereunder, VAR shall make royalty payments to L&H for each royalty-bearing copy of the Software, pursuant to Addendum C.

4.2 VAR shall make payments to L&H for the Services performed hereunder, pursuant to Addendum C.

ARTICLE V:  MAINTENANCE
-----------------------

5.1 L&H, upon request of VAR, agrees to provide maintenance to VAR throughout the term of this Agreement, at the cost as defined in Addendum C.

5.2 If End Users desire maintenance from L&H, End Users may enter into a yearly maintenance agreement with L&H, and such maintenance shall be offered at L&H's then-current maintenance costs.

ARTICLE VI:  WARRANTY
---------------------

6.1 L&H warrants that it has the right to grant the licenses and rights contained in this Agreement.

6.2 L&H warrants that the Software will function substantially in accordance with the specifications set forth in the Documentation. VAR acknowledges that the Software is of such complexity that it may have inherent defects and agrees that if any deviations from the specification exist, as VAR's exclusive remedy and L&H's sole responsibility, L&H shall use its best efforts to eliminate promptly any signification deviations reported to it by VAR in writing. This warranty shall expire nine (9) months after the Effective Date of this Agreement. Deviations discovered after the expiration of the warranty period shall be handled under maintenance, as set forth in Addendum C.

6.3 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, L&H MAKES AND VAR RECEIVES, NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. L&H DOES NOT WARRANT THAT ANY OR ALL FAILURES, DEFECTS OR ERRORS WILL BE CORRECTED, OR WARRANT THAT THE FUNCTIONS CONTAINED IN THE SOFTWARE AND/OR SERVICES SOFTWARE WILL MEET END USER'S REQUIREMENTS. VAR ACKNOWLEDGES THAT L&H HAS MADE NO REPRESENTATIONS REGARDING WARRANTY OR LIABILITY OTHER THAN AS STATED IN THIS AGREEMENT.

6.4 In the event L&H is unable to correct the deviations reported in writing by VAR during the Warranty Period within three (3) months after the receipt of such written notice, and provided that VAR has given L&H the information and cooperation needed in order to correct the deviations, there will be mutual consent to terminate this Agreement, if, based on the deviations, this Agreement fails of its particular purpose.

ARTICLE VII:  INDEMNITY
-----------------------

7.1 L&H shall indemnify and defend VAR against any claim that the Software infringes any third party copyright when used in accordance with the terms of this Agreement, provided however that VAR shall

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

FINAL                                                               CONFIDENTIAL


     give L&H prompt notice of such claim and shall give information, reasonable assistance and authority to defend or settle the claim. L&H shall have the right, at its option, either to obtain for VAR the right to continue using the Software, substitute other software with equivalent functional capabilities, modify the Software so that it is no longer infringing while retaining equivalent functions, or terminate this Agreement and refund the amounts paid hereunder by VAR.


7.2 L&H shall have no liability to VAR or End Users in the event infringement of any intellectual property right arises from components of a VAR Product which are not derived directly from the Software operating on the VAR Product but which are introduced into a VAR Product by VAR, or which result from compliance with VAR's designs specifications or instructions or from modification by VAR of the Software.


ARTICLE VIII:  TERM
-------------------

8.1 The Initial Term of this Agreement shall commence on the Effective Date herein and shall continue until December 31, 1999. Thereafter, this Agreement shall be automatically renewed for one (1) year periods unless terminated or canceled as provided in Section 8.2 or 8.2:

8.2   This Agreement may be terminated for cause, as follows:

      a) by L&H, if VAR fails to make timely payments or provide royalty reports as required hereunder, and any such failure is not remedied within thirty (30) days after receipt of written notice;

      b) by L&H, if VAR expressly or impliedly repudiates this license by refusing to observe the restricted use or confidentiality requirements as mentioned in this Agreement, L&H may terminate this Agreement immediately, by providing written notice to VAR stating such breach;

      c) by either party, if a party ceases its business activities as a result of bankruptcy, dissolution, liquidation, or other causes, the other party may immediately terminate this Agreement by providing written notice to that party.

8.3 After the Initial Term as defined hereabove, this Agreement may be terminated by either party without cause by giving the other party a ninety (90) days written notice.

8.4 Any termination or cancellation of this Agreement shall promptly terminate VAR's rights as defined in Article III, provided however that such termination shall not terminate or affect sublicenses previously and properly granted to End Users, being it that such termination is not due to breach of contract by VAR. If End Users desire to have continued maintenance of the Software from L&H, L&H will make such support available to the End User under L&H's standard terms and conditions for such support.

8.5 No termination or cancellation of this Agreement shall affect the obligation of VAR to collect and distribute to L&H all payments, which have become or will be due from End Users and any other payments which have become due hereunder.

8.6 For the purposes of this Agreement "immediately" shall mean five (5) days after postal date of a written notice or the date of delivery of the courier mail company, whichever comes first.


ARTICLE IX:  LIABILITY
----------------------

9.1   Limitation on Darrages:
      -----------------------

      In no event will L&H be liable for any loss of or damage to revenues, profits or goodwill or other special, incidental indirect or consequential damages of any kind, resulting from its performance or failure to perform pursuant to the terms of this Agreement or any of the attachments hereto or resulting from the furnishing, performance, or use or loss of use of any Software or Services Software or other materials

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

FINAL                                                              CONFIDENTIAL

      delivered to VAR hereunder, including, without limitation, any interruption of business, whether resulting from breach of contract, breach of warranty, or any other cause (including negligence), even if L&H has been advised of the possibility of such damages.

9.2   Maximum Liability:
      -----------------

      L&H's total liability to VAR from any and all causes shall be limited to the total amount of royalties actually paid by VAR to L&H, including but not limited to the non-refundable pre-paid royalties to which VAR has committed hereunder.

      L&H's limitation of liability is cumulative with all VAR's payments being aggregated to determine satisfaction of the limit. The existence of more than one claim will not enlarge or extend the limit.


ARTICLE X:  CONFIDENTIAL INFORMATION
------------------------------------

10.1 Each party agrees not to disclose any trade secrets or confidential information transferred to it by the other party which are identified in writing as confidential ("Trade Secrets"). Each party shall take the same action and utilize at least the same precautions in preventing unauthorized disclosures of the other party's Trade Secrets as it uses with regard to its own secrets and confidential information of similar nature.

10.2 The obligation of each party not to use or disclose Trade Secrets of the other party shall survive the termination or cancellation of this Agreement. However, neither party shall be obligated to protect Trade Secrets of the other party under any provision of this Agreement in the event the aforesaid:

      a) are known to or developed by the receiving party without restriction independently of the disclosing party.

      b) are or become generally known to the public by other than a breach of duty hereunder by the receiving party.

      c) which the disclosing party agrees in writing is free of such restrictions,

      d) which at the time of disclosure to the receiving party was known to such party free of restrictions.

      The obligation of one party not to use or disclose said Trade Secrets of the other party will remain in effect until one of these exceptions occurs.

10.3 Since unauthorized transfer of either party's Trade Secrets will substantially diminish their value and injure a party in ways that may not be remedied fully by money, one party's breach of these Article X obligations may entitle the other party to equitable relief (including orders for specific performance and injunctions) as well as monetary damages.

10.4 In consideration for the exclusivity granted to VAR under section VAR shall provide L&H with data from its third parties and end users, including but not limited to printed and electronic medical reports. Notwithstanding any other provision of this Agreement to the contrary, L&H may utilize any data submitted to L&H by VAR pursuant to this Agreement on a royalty-free basis in its normative databases, and to incorporate such data in studies, analyses and products prepared by L&H, to develop language models and to otherwise be used in its normal business, without any restriction other than those mentioned in this Section 10.4. No such data as released by L&H will be identified as originating from VAR, nor will it identify any patient, provider or payor, nor will such data be utilized in any study, report or publication without first being mixed with a significant body of other data such that neither VAR nor any patient, provider or payor can be identified, unless VAR expressly consents in writing. L&H's rights to use such data shall survive the termination of this Agreement perpetually. All products, studies and analyses using said data shall be and remain the sole property of L&H.

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

FINAL                                                              CONFIDENTIAL


ARTICLE XI:  RESTRICTED USE
---------------------------

11.1 VAR shall not use or distribute or have distributed the Software or Documentation as such, or in connection with or on any equipment or services other than the VAR Product. VAR shall not use or distribute or have distributed the Services Software except in connection with the Services.

11.2 VAR shall not recreate generate or reverse-engineer any portion or version of any delivered Software or Services Software or attempt any of the foregoing or aid, abet or permit others to do so, provided, however, if such is permitted by local law, all results shall be the sole property of L&H. VAR is not allowed to make any derivative works based on or make any modifications to the Software or Services Software, provided, however that VAR shall be entitled to modify knowledge bases and templates within the Software to make them specific to the VAR Product and End Users preferences.

11.3 VAR expressly agrees not to commercialize the SOftware in a manner which enables a third party to make, use, or distribute additional applications other than the VAR Product.

11.4 VAR acknowledges that unauthorized reproduction or use of any (delivered) Software or Services Software as provided in this Article XI is a breach of a material obligation of this Agreement and is subject to any available remedies for such breach.


ARTICLE XII:  TITLE AND RIGHTS TO SOFTWARE AND MODIFICATIONS AND VAR PRODUCT
---------------------------------------------------------------------------

12.1 The grant of license and distribution rights to VAR under Article III hereof are VAR's only rights to the Software, Services Software and Documentation. Title, interests and rights to all delivered Software, Services Software and Documentation shall always remain in L&H or its licensor. Furthermore, the grant of such license shall not restrict licensing by L&H in any manner, and L&H shall have full rights, use and access to any modifications jointly developed by VAR and L&H as a result of the Interconnect of the Software to the VAR Product.

12.2 Title, interests and rights to the VAR Product shall always remain in VAR, excluding L&H's intellectual property rights incorporated therein.


ARTICLE XIII:  TAXES
--------------------

13.1 The Software and Services Software licensed hereunder are intended principally for use by End Users and therefore should be exempt from sales, use, excise and other similar taxes. However, if such tax, or any import duty, or export duty, should be imposed on L&H directly as a result of VAR's sales of the VAR Product, VAR shall either bear such tax or duty by a direct payment to the taxing authority or shall reimburse L&H for such tax or duty paid by L&H.


ARTICLE XIV:  USE OF LOGO & MARKETING
-------------------------------------

14.1 VAR agrees to include the L&H Corporate Logo to its products using the Software, or any other relevant logo at the request of L&H. This logo must appear on the packaging of the VAR Product, and be mentioned in the accompanying user documentation. VAR's use of the L&H Corporate Logo must be approved by L&H in accordance with Section 2.3.

14.2 VAR agrees to issue with L&H a joint press release from time to time as mutually agreed upon by the parties. All press releases must be approved in writing by L&H and VAR prior to release.

14.3. The parties agree to work together in god faith to identify opportunities for co-marketing of the Software and VAR Product and Services Software and Services. All such co-marketing shall be subject to the approval of both parties, on a case-by-case basis.

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

FINAL                                                              CONFIDENTIAL



ARTICLE XV:  MISCELLANEOUS
--------------------------

15.1 This Agreement shall be deemed to have been entered into and shall be construed, governed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to principles of conflict of law.

15.2 The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

15.3 The failure of either party to insist, in any one or more instances, upon the performance of any of the terms of this Agreement or to exercise any right hereunder, shall not be construed as a waiver of the future performance of any such term or the future exercise of such right.

15.4 Whenever any occurrence (e.g. an event of force majeure) is delaying or threatens to delay L&H's timely performance under this Agreement, L&H will promptly give notice thereof, including all relevant information with respect thereto, to VAR.

15.5 It is hereby agreed that the rights and obligations of the parties hereto contained in Articles IV VIII, IX, X, XI, XII, XIII, XV and the Addenda referenced therein, shall survive and continue after any termination or cancellation of this Agreement and shall bind the parties, their successors, their assigns and their legal representatives.

15.6 This Agreement sets forth and shall constitute the entire agreement between VAR and L&H with respect to the subject matter thereof, and shall supersede any and all prior agreements, understandings, promises and representations made by one party to the other concerning the subject matter herein and the terms and conditions applicable thereto. This Agreement may not be released, discharged, supplemented, interpreted, amended or modified in any manner except by an instrument in writing signed by a duly authorized officer or representative of each of the parties hereto as is specially provided elsewhere in this Agreement.

15.7 In making and performing this Agreement, the parties act and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create the relationship of partner or of employer and employees between the parties. At no time shall either party make commitments for or in the name of the other party.

15.8 VAR is nt allowed to assign the license rights granted hereunder without L&H's prior written consent, which shall not be unreasonably withheld.

15.9 All notices under this Agreement shall be sent to the address here above mentioned. All such notices shall be deemed to be received by the other party three (3) days after the postal date or on the date of signature of the receipt of delivery by a courier mail company.

15.10 The Addenda referenced in this Agreement, and the specifications referenced therein, as well as other documentation referenced in this Agreement which define the obligations of the parties are a part of this Agreement with the same force and effect as if fully set forth herein.

15.11 All disputes, claims, and/or requests for specific contractual performance, or other equitable relief, or damages or any other matters in question between the parties arising out of this Agreement shall be submitted for arbitration, provided that the parties have first made their best faith efforts to resolve such matters together. Demand shall be made to the American Arbitration Association ("AAA") and shall be

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

FINAL                                                               CONFIDENTIAL


      conducted in New York, New York by a panel of three (3) arbitrators. L&H and VAR shall each choose one (1) panel member, from a panel of persons having experience with and knowledge of electronic computers, computer software and the computer business. The third member shall be an independent party, chosen by the first two members. At least one member of the panel must have a legal background. Arbitration shall be in accordance with the commercial rules of the AAA. The Award of the Arbitrators shall be final and judgement may be entered upon it in any court having jurisdiction thereof, and the prevailing party shall be entitled to costs and reasonable attorney's fees arising out of Arbitration.

15.2 The parties agree that VAR shall have no obligation to utilize the Services, if in VAR's sole opinion, the Services are not appropriate to the business plan of VAR. VAR shall notify L&H by December 31, 1998 of their decision to use the Services.





















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

FINAL                                                               CONFIDENTIAL

                                  ADDENDUM A

            SOFTWARE AND SERVICES SOFTWARE FUNCTIONAL SPECIFICATION
                                 AND SERVICES

Software and Services Software Functional Specification

        1.1. VAR agrees having received the Software, having the following reference:

              L&H VOICE XPRESS FOR MEDICINE(TM) GENERAL MEDICINE EDITION V1.1 L&H VOICE XPRESS FOR MEDICINE(TM) EMERGENCY MEDICINE EDITION V1.1 L&H VOICE XPRESS FOR MEDICINE(TM) MENTAL HEALTH EDITION V1.1
              L&H VOICE XPRESS FOR MEDICINE(TM) PATHOLOGY EDITION V1.1
              L&H VOICE XPRESS FOR MEDICINE(TM) PRIMARY CARE EDITION V1.1
              L&H VOICE XPRESS FOR MEDICINE(TM) RADIOLOGY EDITION V1.1


        1.2. VAR agrees having received the Services Software, having the following reference:

              CORRECTIONIST SOFTWARE - NOT WEB-BASED
              L&H has provided VAR with a version of the Correctionist Software that is not web-based. VAR may further provide the Correctionist Software to its End Users. This software assists in the review and editing of draft documents produced by the Services. This beta version of the Correctionist Software is provided "AS IS" without warranty of any kind. End Users who wish to use the Services will use this software for correction of draft documents. Audio data relating to these draft documents will be played through methods that the End User has traditionally used.

        1.3. Reference is made to the Documentation as provided for in the Software and Services Software.

        1.4. Furthermore, by signing this Agreement, VAR accepts that the Software and Services Software meets the functional specification(s).

B.  SERVICES:
    Speech-to-text transcription services employing telephony speech recognition technology for use in the healthcare industry, which is designed to enable VAR and VAR's End Users to increase productivity of their labor forces and reduce costs. This service is capable of receiving audio files and processing these into draft documents. Audio files will typically be captured via a digital recording source of agreed quality and sent for processing via e-mail.

    VAR's End User must have a method of displaying draft text on a computer screen and playing back the source audio which relates to this draft text. VAR shall provide the Transcription Correctionist Software to the End User which the End User will use to view composite audio/text documents which display text in a cursor-synchronized fashion. L&H has provided VAR with a Gold Master CD-ROM that contains this software, which VAR can copy and provide to its customers as needed.

    To provide the Services, approximately twenty (20) reports and the related way files are processed at no additional cost for each speaker, which are secured from the individual or institution by VAR. From the reports and the related language models, voice profiles are created for the individual users. Once the profile is created, a transcription is created from the profile each time the person dictates to an acceptable device. Acceptable devices include a telephone, Dictaphone or Lanier digital recording system, certain handheld digital recordings, etc. The Services take the doctor's recorded audio as its input and deliver a composite audio-text draft as its output. The value proposition to the End User is that it should be able to derive a 2-3x productivity gain.

--------------------------------------------------------------------------------
AVRI/Lernout & Hauspie Speech       Page 10                             09/30/98
Products, NV
VAR AGREEMENT (04) (09/19/98)

FINAL                                                               CONFIDENTIAL

                                  ADDENDUM B

                     VAR PRODUCT & SERVICE LANGUAGE MODELS

A.  VAR PRODUCT

    The Software will be incorporated into the following application(s):

    VOICECOMMANDER(TM) 99: An integrated medical transcription suite which uses continuous speech for data entry of patient encounters. This continuous speech dictation product is targeted towards the medical transcription market.

    VOICECOMMANDER(TM) DIGITAL RECORDER OR PDA: AVRI will bundle a handheld digital recorder with the Software to develop a product that will be marketed to the healthcare industry.

B.  SERVICE LANGUAGE MODELS

    Language models will promptly be developed using VAR's data, during the provision of the Services. VAR may use such language models as it further uses the Services, subject to L&H's approval, which approval shall not be unreasonably withheld. Each specialty language model must be submitted to L&H for approval prior to use, as set forth in Section 2.3. of this Agreement. Upon acceptance of the language model by L&H, VAR shall be authorized to provide the Services with the approved language model.


--------------------------------------------------------------------------------
AVRI/Lernout & Hauspie Speech       Page 11                             09/30/98
Products, NV
VAR AGREEMENT (D4) (09/19/98)

FINAL                                                               CONFIDENTIAL

                                  ADDENDUM C

                            ROYALTIES, SERVICE FEES
                             SUPPORT AND TRAINING

1. QUANTITY AND PAYMENT COMMITMENTS

   A) VAR hereby commits to a non-refundable pre-payment in amount of $300,000 US Dollars ($300,000 USD).

   B) VAR will therefore pay to L&H the above-described payment, in full, on or before December 15, 1998. This non-refundable pre-payment will be credited against Software royalty payments and Service Fees as described in this Agreement.

2.  ROYALTIES

    A) The pricing for the Software and the royalties shall be as follows:

                     SOFTWARE                          SRP         VAR       VAR PRICE
                                                                 DISCOUNT*   (ROYALTY)
---------------------------------------------------------------------------------------
L&H Voice Xpress for Medicine - General Medicine       $499         50%       $249.50
---------------------------------------------------------------------------------------
L&H Voice Xpress for Medicine - Emergency Medicine   $1,499         50%       $749.50
---------------------------------------------------------------------------------------
L&H Voice Xpress for Medicine - Mental Health        $1,499         50%       $749.50
---------------------------------------------------------------------------------------
L&H Voice Xpress for Medicine - Pathology            $1,499         50%       $749.50
---------------------------------------------------------------------------------------
L&H Voice Xpress for Medicine - Primary Care         $1,499         50%       $749.50
---------------------------------------------------------------------------------------
L&H Voice Xpress for Medicine - Radiology            $1,499         50%       $749.50
---------------------------------------------------------------------------------------

   * In consideration for the non-refundable pre-payment on royalties as described in Section 1 above, VAR shall be entitled to receive a VAR discount as defined here.

       The parties agree to review the royalty pricing as set forth above at the moment that the VAR Product is commercially available and make adjustments if mutually deemed appropriate.

    B) The number of royalty-bearing copies shall be calculated as follows:

       I) FOR SOFTWARE (EXCLUDING L&H VOICE XPRESS FOR MEDICINE(TM) GENERAL MEDICINE EDITION) INCORPORATED INTO THE VAR PRODUCT: The number of royalty-bearing copies equals the number of VAR Products that are sold by VAR, multiplied by the number of copies of Software integrated into the VAR Product multiplied with the number of voice profiles licensed for each copy of the Software.

       II)  FOR THE L&H VOICE XPRESS FOR MEDICINE(TM) GENERAL MEDICINE EDITION
            SOFTWARE: The number of royalty-bearing copies equals the number of VAR Products that are sold by VAR, multiplied by the number of workstations on which the VAR Product incorporating the Software shall run. A workstation may have up to six (6) users.

       III) FOR SOFTWARE (EXCLUDING L&H VOICE XPRESS FOR MEDICINE(TM) GENERAL MEDICINE EDITION) SOLD IN STANDALONE FORM: The number of royalty-bearing copies shall equal the number of copies of the Software sold, multiplied by the number of voice profiles licensed for each copy.
--------------------------------------------------------------------------------
AVRI/Lernout & Hauspie Speech         Page 12                           09/30/98
Products, NV
VAR AGREEMENT (04) (09/19/98)

FINAL                                                               CONFIDENTIAL

       IV) FOR SOFTWARE SOLD IN STANDALONE FORM: The number of royalty-bearing copies shall equal the number of copies of the Software sold. Each workstation shall have one (1) copy of the Software installed, with a maximum of six (6) users.

    C) Royalties due shall be paid on a quarterly basis. VAR will provide L&H with calendar quarterly reports showing the number of sites where the VAR Product incorporating the Software were installed during that quarter, the number of workstations and/or users at each site, as appropriate, and the gross revenues associated with each such site installation, commencing three (3) months after the Effective Date of this Agreement. These quarterly reports shall be provided to L&H within ten (10) days after each quarter. VAR shall, at the same time, transfer the amount of royalties due to L&H for all such royalties due, or if VAR's non-refundable pre-payment has not yet been exhausted, credit the amount of royalties due.

    D) VAR shall keep a separate register in which it shall record the exact number of installed sites and the gross revenues from each installed site, and any other information relevant for determining the amount of royalties payable.

       L&H shall have the right to conduct an audit of VAR's records relative to the performance of this Agreement, no more than once yearly. Such audit shall be conducted by a mutually acceptable auditing firm, independent of the parties. VAR's approval of the time and place for the audit requested by L&H shall not be unreasonably withheld.

       Any audit shall be performed during normal business hours. In the event that such audit reveals an underpayment to L&H, VAR shall pay L&H such underpayment within thirty (30) days, as well as the audit costs. Those audit costs shall only be paid by VAR if the underpayment is greater than five percent (5%) for the applicable quarter(s).

3.  SERVICE FEES

    A) Service Fees due to L&H shall be calculated on the basis of accuracy and the savings derived from the use of the Services, as set forth below. For the purposes of this Agreement, the parties agree that the fully-weighted cost of transcription services is nine cents ($0.09) per line. The parties shall split the assumed cost savings 50/50, as outlined below.

       i) First six (6) months of this Agreement:

       ACCURACY           %             COST             SERVICE FEE
        LEVEL          SAVINGS         SAVINGS           DUE TO L&H
      ---------------------------------------------------------------
       **85%*             0%             n/a                 n/a
      ---------------------------------------------------------------
      85% - 89%          40%           $0.036             $ 0.018
      ---------------------------------------------------------------
      90% - 94%          50%           $0.045             $0.0225
      ---------------------------------------------------------------
        95% +            60%           $0.054             $ 0.027
      ---------------------------------------------------------------
      ** Less than

      ii) After the first six (6) months of this Agreement, the parties hereto shall review the results of the first six months and if the assumptions on cost and cost savings hold true, the pricing beyond the first six months shall be as set forth in the following grid. If the assumptions were incorrect, the parties shall negotiate in good faith to determine the pricing changes that will be necessary.

--------------------------------------------------------------------------------
AVRI/Lernout & Hauspie Speech      Page 13                              09/30/98
Products, NV
VAR AGREEMENT (04) (09/19/98)

FINAL                                                               CONFIDENTIAL

       ACCURACY           %             COST             SERVICE FEE
        LEVEL          SAVINGS         SAVINGS           DUE TO L&H
       --------------------------------------------------------------
       **85%*             0%             n/a                n/a
      ---------------------------------------------------------------
      85% - 89%          50%          $ 0.045             $0.0225
      ---------------------------------------------------------------
      90% - 94%          60%          $ 0.054             $ 0.027
      ---------------------------------------------------------------
        95% +            65%          $0.0585             $0.02925
      ---------------------------------------------------------------
      * If the accuracy is below 85%, VAR shall not use the Services, unless otherwise agreed upon in writing by the parties.
      ** Less than

      The parties agree to review equivalent pricing methods on a case-by-case basis. If different pricing models are agreed upon, such shall be set forth in writing and signed by both parties.

    B) ACCURACY: For the purposes of this Agreement, "accuracy" shall mean the number of words in a transcribed line which are accurately transcribed relative to the original dictation, divided by the total number of words in that line and multiplied by one hundred (100). For the avoidance of doubt, if End Users fail to dictate punctuation, such punctuation will not appear in resulting transcripts. Similarly, if End Users mistakenly dictate words which are not intended to be in the eventual report (stammers, corrections, etc.), and if these words appear in the resulting documents, they will not be counted as errors.

    C) LINES AND CHARACTERS: For the purposes of this Agreement, a "line" shall be defined as a sixty-five (65) character line of text generated by an End User. In the case of a partial line that is more than 32 characters long, the full line shall be charged for. For the purposes of this Agreement, a "character" shall mean any printed character, symbol, keystroke, carriage return, or any of the foregoing generated by voice commands.

4.  MOST FAVORED NATIONS PRICING

    In the event that L&H provides royalty pricing in a VAR agreement with terms and conditions substantially similar to this Agreement to any other person or party more favorable than these provided to VAR hereabove, VAR's royalty pricing shall be automatically amended and revised without further action of the parties, commensurate with such royalty pricing, so long as VAR is in compliance with the terms and conditions of this Agreement.

5.  MAINTENANCE

    A) Maintenance will be available to VAR during the term of this agreement, at a cost to VAR of ten percent (10%) of the royalties due to L&H per quarter, with a minimum quarterly maintenance fee of Three Thousand Five Hundred US Dollars ($3,500 USD). Maintenance for the first year of this Agreement, for a total of Fourteen Thousand US Dollars ($14,000 USD), may be credited against the non-refundable pre-payment to which VAR has committed hereabove. Maintenance shall consist of the following services:

       I)  TELEPHONE SUPPORT
           L&H shall provide telephone consulting services to VAR's designated personnel to assist such personnel in resolving problems, obtaining clarification relative to the Software and Documentation and providing assistance regarding suspected defects or errors in the Software or Documentation. Said services shall be provided during normal business hours (Eastern Time), Mondays through Fridays (excluding US legal holidays) and L&H shall furnish the names, telephone and fax numbers of its personnel, as well as a list of the current holidays.

       II) WRITTEN SUPPORT
           L&H agrees to diligently work for the resolution of defects and errors in the Software and/or Documentation.

--------------------------------------------------------------------------------
AVRI/Lernout & Hauspie Speech         Page 14                           09/30/98
Products, NV
VAR AGREEMENT (04) (09/19/98)

   III) UPDATES
        For the purposes of this Agreement, "Updates" shall mean corrections and bug fixes made to the Software, Documentation, Services Software and Services. L&H shall keep VAR advised of the status of all Updates made by L&H or L&H's licensor for the Software and Documentation, and Updates to the Services Software and Services during the term of this Agreement. At the request of VAR, L&H shall provide one (1) copy of the current release of the Software incorporating such Updates.

    IV) ACCESS TO SENIOR DEVELOPER
        L&H shall provide VAR with access to a senior developer who will be VAR's main point of contact for support. L&H will identify this person within sixty (60) days after the Effective Date of this Agreement and shall provide VAR with such person's contact information at that time.

     V) TOOLS
        VAR has expressed an interest in the following L&H tools which may be of use to VAR in porting their product to the L&H Software, which shall be provided to VAR upon request, provided that VAR is current on maintenance payments:
        . Voice recognition tool-sets that allow the creation of applications
        . Voice authentication and verification tool-set
        . Speech-to-text tool-set
        . Context creation tool-set
        . Vocabulary creation tool-set
        . Audio compression and expansion tool-set

  B) EXCEPTIONS TO MAINTENANCE PROGRAM
     The following items are expressly excluded from the maintenance program and shall, as such, be invoiced at the then-current engineering fees:
     i)   Maintenance of software not delivered by L&H;
     ii) Repairs caused by other causes than normal use or repairs caused by force majeure (such as, but not limited to, fire, flood, failure of electric power or air conditioning);
     iii) Repairs required by the fact that maintenance has been performed by a third party, not authorized by L&H.
     iv) ON-SITE IMPLEMENTATION AND INTERCONNECT SUPPORT: VAR shall be responsible for the interconnect and implementation of its customers' systems. In the event that VAR requires L&H's assistance with the interconnect or implementation of a customer's system, L&H will provide on-site support at a rate of One Thousand US Dollars ($1,000
          USD) per day, plus reasonable travel and lodging expenses.

6. UPGRADES AND ADDITIONAL LANGUAGE VERSIONS

   For the purposes of this Agreement, "Upgrades" shall be defined as any modification(s) or enhancement(s) to the Development Software which provide new feature(s) or function(s). VAR and L&H agree to negotiate in good faith to determine the applicable pricing and other relevant terms for Upgrades. Provided that VAR has met all its obligations under this Agreement at the moment the Upgrade becomes commercially available, VAR shall be entitled to favored pricing for such upgrade.

   In the event that L&H makes commercially available additional language versions of the Software, the parties agree to negotiate in good faith to determine the applicable pricing and other relevant terms for such additional language versions.

--------------------------------------------------------------------------------
AVR/Lernout & Hauspie Speech         Page 15                          09/30/98
Products, NV
VAR AGREEMENT (04) (09/10/98)

7. TRANING

   L&H requires VAR to attend, at VAR's expense, periodic training sessions, at least one per year, designed to introduce the proper techniques and information to properly license the Software. Cost of the training sessions is $1,250 per day, and said sessions may be two or three days long and may be conducted two or three times per year. In consideration to the non-refundable pre-payment on royalties to which VAR has committed hereabove, L&H shall provide VAR with one (1) week of training at no cost. Such training shall be conducted at L&H's facilities in Burlington, Massachusetts and VAR shall cover its travel costs associated with attending such training. VAR may attend such training with up to six (6) employees.


8. OTHER FEES

   Any support or training provided by L&H under this Agreement, except as otherwise provided for herein, will be invoiced at the end of each month in which said services are provided. Unless othewise provided in writing, all invoices are payable within thirty (30) days after invoice date.


9. LATE PAYMENTS

   Failing payment on time as mentioned here above, VAR shall be deemed to be in default, such without any notice or injunction being required. In such case, VAR shall be liable for interest at the rate of twelve percent (12%) per annum of the total amount due.


10. VALIDITY

    If this Agreement is not signed on or before September 30, 1998, the pricing in this offer is subject to change.

--------------------------------------------------------------------------------
AVR/Lernout & Hauspie Speech        Page 16                           09/30/98
Products, NV
VAR AGREEMENT (04) (09/10/98)